Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               QCR HOLDINGS, INC.



QCR Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended, does hereby certify that:

1.   The name of the Corporation is: QCR Holdings, Inc.

2. The first sentence of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     The total number of shares of capital stock which the corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $1.00 per share, and 250,000 shares of Preferred Stock, par value $1.00 per share.

3. The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Dated as of the 5th day of May, 2004.

                                                 QCR HOLDINGS, INC.


                                            By:  /s/ Douglas M. Hultquist
                                                 -------------------------------
                                                 Douglas M. Hultquist, President


                                       1